Exhibit 10.1

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 26th day of November, 2013 (the “Effective Date”) by and between LabStyle Innovation Ltd., a company incorporated under the laws of the State of Israel, with its offices at Menahem Begin 7 Ramat Gan (the "Company"), and Gadi Levin (the "Employee").

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the parties hereto desire to state the terms and conditions of the Employee's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1.            Position. The Employee shall serve in the position described in Exhibit A attached hereto. In such position, the Employee shall report regularly and shall be subject to the direction and control of the Company's management and specifically under the direction of the person specified in Exhibit A. The Employee shall also serve as an officer of Company's parent company, LabStyle Innovations Corp., a Delaware corporation (the "Parent") and, in such capacity, shall be subject to the direction and control of the Parent’s management and board of directors. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company's and Parent’s best interests. The Employee agrees and undertakes to inform the Company and Parent immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company and/or Parent. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company and/or Parent.

2.            Full Time Employment. The Employee will be employed on a full time basis (i.e. 45 hours per work week). The Employee shall devote his entire business time and attention to the business of the Company and Parent, and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, except with the prior written consent of the Company (following approval from the Parent). Notwithstanding the above, the Company hereby acknowledges and agrees that as of the signing date of this Agreement that the Employee engaged in the consulting activities detailed in Exhibit A1 ("Permitted Existing External Activities"). The Employee hereby represents and undertakes that all of the conditions set in section 4 below are fully met with respect to the Permitted Existing External Activities. Furthermore: (i) Employee shall not undertake any activities with respect to Permitted Existing External Activities during the Company’s regular working hours; (ii) Employee shall dedicate no more than 5 hours per month on the Permitted Existing External Activities; (iii) Employee shall not use any Company resources in connection with any Permitted Existing External Activities and (iv) should there at any time be a conflict between the Employee’s time and effort requirements on behalf of the Company and his time and effort requirements in respect of any Permitted Existing External Activities, the Employee shall prioritize the requirements of the Company’s activities over those of the Permitted Existing External Activities. The Employee’s weekly rest day shall be Saturday, unless otherwise determined by the Company in a notice to the Employee.

3.            Location. The Employee shall perform his duties hereunder at the Company's facilities in Israel, but he understands and agrees that his position may involve significant domestic and international travel.

4.           Employee's Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any Permitted Existing External Activities (for purposes hereof, such third parties shall be referred to as "Other Employers"), the Employee represents, warrants and undertakes that: (a) his engagement with the Company and/or Parent is, and/or will not, be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company and/or Parent, nor use, in provision of any services to the Company and/or Parent, any proprietary or confidential information belonging to any Other Employer.

Term of Employment

5.           Term. The Employee's employment by the Company shall commence on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6.           Termination at Will. Either party may terminate the employment relationship hereunder at any time, without the obligation to provide any reason or conduct any prior hearing, by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period"). Notwithstanding the Notice Period provided under Exhibit A, it is hereby agreed that, if, pursuant to a decision of the Company's Board of Directors, the Company has reached the "zone of insolvency", then the Employee shall be entitled to a Notice Period pursuant to the terms of applicable law. The Employee acknowledges and agrees that he has been given ample opportunity to consider the aforesaid waiver and further acknowledges that the Salary (as defined in Section 10(b) below) includes due consideration for such waiver. Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to Employee and to pay the Employee a one time amount equal to the Salary that would have been paid to the Employee during the Notice Period, in lieu of such prior notice.

The Company and Employee agree and acknowledge that the Company’s Severance Contribution to the Insurance Scheme in accordance with Section 11 below, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the "Exempt Salary"), pursuant to Section 14 of the Severance Pay Law 5713 – 1953 (the "Severance Law"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that Employee withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Employee’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order including the General Approval of the Minister of Labor and Welfare, as set forth in this Section 6, in the event contributions to the Insurance Scheme in accordance with Section 11 below have not been made in full.

7.           Termination for Cause. The Company may immediately terminate the employment of the Employee and this Agreement for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) conviction of any felony by the Employee affecting the Company and/or Parent or any other subsidiary of the Parent or any crime involving fraud; (b) action taken by the Employee intentionally to materially harm the Company and/or Parent; (c) embezzlement of funds of the Company or its affiliates (including, without limitation, the Parent) by the Employee; (d) falsification of records or reports of Company and/or Parent or any other subsidiary of the Parent, by the Employee; (e) ownership by the Employee, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company and/or Parent or any other subsidiary of the Parent, including those products or services contemplated in a plan adopted by the Board or its subsidiaries; (f) (i) any material breach of the Employee's fiduciary duties or duties of care to the Company (except for conduct taken in good faith) or (ii) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by Employee of the terms of this Agreement which, in either case, to the extent such breach is curable, has not been cured by Employee within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (g) any material breach of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B by the Employee; and (i) any other act or omission that constitutes "cause" under the laws of the State of Israel. In the event of termination for Cause, the Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Law.

8.           Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee's responsibilities.

Covenants

9.             Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Employee will execute the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached hereto as Exhibit B. Exhibit B hereto shall survive the expiration or other termination of this Agreement.

Special Agreement; Salary and Special Compensation; Insurance

10.           (a) Special Agreement. It is agreed between the parties hereto that this Agreement is a personal agreement, and that the position the Employee is to hold within the Company is a senior position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the "Law"). The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of the Employee, whether such agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the position held by or the profession of the Employee. In light of this relationship of trust, the provisions of the Law, or any other law which may apply, will not apply to the performance by the Employee of his duties hereunder. Thus, the Employee may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours and the Employee shall not be entitled to any further compensation other than as specified in this Agreement and the Appendixes hereto.

(b) Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate base salary in the amount set forth in Exhibit A (the "Salary"). In addition, the Company shall pay the Employee for any and all daily travel costs to which he may be entitled under any applicable law. Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Employee's Salary and other terms of employment may be reviewed and updated by the Company's management, from time to time, at the Company's discretion. The Salary is to be paid to the Employee no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

(c) Special Compensation for Non-Competition Obligations. The Employee acknowledges that 20% of the Salary is paid as special supplementary monthly compensation in consideration for the Employee's non-competition undertakings and obligations set forth in Exhibit B hereto (the "Special Non-Competition Monthly Compensation"). The Employee acknowledges, warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice he may suffer due to his non-competition undertakings and obligations set forth in Exhibit B hereto, including but not limited to restriction of his freedom of employment.

11.          Insurance and Social Benefits. The Company will insure the Employee under a "Manager's Insurance Scheme" (the "Insurance Scheme") as follows: (i) the Company will pay an amount equal to 5% (five percent) of the Salary towards a fund for life insurance and pension; (ii) the Company will pay an amount of up to 2.5% (two percent and one half of a percent) of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda") provided however that in the event that the Company shall pay less then 2.5% for "Ovdan Kosher Avoda", the balance (up to 2.5%) shall be paid as a benefit to the Employee; and (iii) the Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a fund for severance compensation (the "Company’s Severance Contribution"). Similarly, at the beginning of each month the Company shall deduct from the Salary an amount equal to 5% of the Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of the Insurance Scheme. Additionally, the Company together with the Employee will maintain an advanced study fund ("Keren Hishtalmut") and the Employee and the Company shall contribute to such fund an amount equal to 2.5% (two percent and one half of a percent) of the Salary and 7.5% (seven percent and one half of a percent) of the Salary, respectively. All of the Employee's aforementioned contributions shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment.

Additional Benefits

12.           Expenses. The Company will reimburse the Employee for reasonable and customary business expenses borne by the Employee in connection with the specific performance of his duties hereunder, provided that such expenses were approved in advance by the Chief Executive Officer of the Company, and against valid invoices therefore furnished by the Employee to the Company, all in accordance with the Company's policy as amended from time to time. Included in these Expenses are (a) annual subscription to the South African institute of Chartered Accountants (approximately US$500 per annum); and (b) CFO Forum in Israel (approximately NIS 3,750 per annum) all against proper receipts to be provided by the Employee.

13.          Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A, as coordinated with the Company (with unused days to be accumulated up to the limit set pursuant to applicable law).

14.           Sick Leave; Convalescence Pay. The Employee shall be entitled to that number of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated up to the limit set pursuant to applicable law), and also to Convalescence Pay ("Dmei Havra'a") pursuant to applicable law.

15.          Options. The Company may, from time to time, at its sole discretion, grant the Employee options (the "Options") to purchase shares of common stock of the Parent. The Options shall be subject to the terms of the Parent’s 2012 Equity Incentive Plan and the 2012 Israeli Sub Plan thereto, as may be amended from time to time, or any successor plans, and an Option Agreement to be executed between Parent and the Employee. The Employee acknowledges that he will be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws.

16.          Company Car. Commencing three months after the Effective Date, and during the term of this Agreement the Company will provide the Employee with a car of make and model pursuant to Company's car policy, as adopted, as may be amended from time to time by the Company (the "Car"). The Car shall belong to or be leased by the Company and shall be registered in the Company’s name for use by the Employee during the period of his employment with the Company. The Car will be returned to the Company by the Employee immediately after termination of the Employee's employment by the Company. Use by the Employee of the Car shall be made at all times only in accordance with the provisions of the Company's Car policy, as may be amended from time to time by the Company. The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs. The Company shall not, at any time, bear the costs of any tickets, traffic offense or fines of any kind and insurance self participation payment. The Employee shall bear all the personal tax consequences of the allocation of a Car to his benefit. Any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account. It is hereby agreed that the Employee may waive his right to receive the Car in consideration for the receipt of additional salary in the amount determined by the Company. Should the Employee elect not to receive the benefit of the Car, the Company will make an additional monthly payment to the Employee that shall equal the equivalent “cost to company value” of the benefit of the Car.

17.          Mobile Phone. During the term of this Agreement the Company may provide the Employee with a Company mobile phone, for use in connection with Employee's duties hereunder, pursuant to Company's policy, as adopted, as may be amended from time to time by the Company. The Company shall bear all expenses relating to the Employee’s use and maintenance of the phone attributed to the Employee under this Section.

Miscellaneous

18.          The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

19.          The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

20.          No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

21.          In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement (or in any exhibit hereto) is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, unless the business purpose of this Agreement is substantially frustrated thereby. It is further agreed that if any one or more of such provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company and/or Parent, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, then such provisions will be deemed modified and reformed to the maximum limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. Any such modifications and reformations shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement or any exhibit hereto.

22.          The preface and exhibits to this Agreement constitute an integral and indivisible part hereof.

23.          This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior or contemporaneous discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

24.          The Employee acknowledges and confirms that all terms of the Employee's employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

25.         All references to applicable law are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this Agreement shall derogate from the Employee’s rights according to any applicable law, extension order, collective agreement or other agreement with respect to the terms of Employee’s employment.

26.          This Agreement or any exhibit hereto may be signed in counterparts and delivered by facsimile or other electronic transmission, and each such counterpart shall be deemed an original and all of which shall together constitute one agreement.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the date first hereinabove set forth.

/s/ Erez Raphael	/s/ Gadi Levin

LabStyle Innovation Ltd.	Gadi Levin
By: Erez Raphael
Title: President

Exhibit A

To the Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee whose name is set forth herein

1. Name of Employee:	Gadi Levin
2. I.D. No. of Employee:	[ ]
3. Address of Employee:	[ ]
4. Position in the Company:	Chief Financial Officer, Treasurer and Secretary
5. Under the Direct Direction of:	Chief Executive Officer
6. Commencement Date:	November 26, 2013
7. Notice Period:	30 days
8. Salary:	NIS 34,000. From three months after the Effective Date: NIS 37,000
9. Vacation Days Per Year:	21 days
10. Sick Leave Days Per Year:	Pursuant to applicable law

Exhibit A1

List of Permitted Existing External Activities

1.	Representative of Brownstone Ventures Inc.’s and Pinetree Capital Ltd.’s Israeli held entities in the field of Tax and VAT in Israel (also holds signatory rights of the above companies).

2.	CFO of Adira Energy Ltd

Exhibit B

To the Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee whose name is set forth herein

Name of Employee:	Gadi Levin
I.D. No. of Employee:	[ ]
Date:	November 26, 2013 (the "Commencement Date")

General

1.	Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Employee toward the Company, the term "Company" shall include the Parent and any subsidiaries and affiliates of the Company or Parent. The Employee's obligations and representations and the Company's rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.	"Proprietary Information" means any confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and any information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as that regarding or relating to financial results, accounting policies, investments, investors, officers, directors, employees, customers, suppliers, commercial partners, marketing plans, manufacturing plans and other plans and strategies, whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee's association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; or (iii) data generally known in the industries or trades in which the Company operates.

4.	Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.	Employee agrees that all Proprietary Information, including, without limitation, all patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith, shall be the sole property of the Company and its assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

6.	Upon termination of Employee's engagement with the Company for any reason, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's engagement with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.	Employee's undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

8.	"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets or otherwise; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company.

9.	Employee hereby confirms that all rights that he may have had at any time in any and all Company's Inventions, are and have been from inception works for hire and in the sole ownership of the Company, including during the process of its incorporation. If ever any doubt shall arise as to the Company’s rights or title in any Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then Employee hereby irrevocably transfer and assign in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Inventions. Employee has listed below in this Section 9 a complete list of all inventions to which he claim ownerships (the "Prior Inventions") and that he desires to remove from the operation of this Agreement, and acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Employee represents that he has no such Inventions at the time of signing this Agreements. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Agreement. If, in the course of employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent. Employee hereby represents and undertakes that none of his previous employers or any entity with whom he was engaged, has any rights in the Inventions or Prior Inventions and such employment with the Company will not grant any of them any right in the results of the Employee’s work.

Prior Inventions: [fill-in, if any.]

None.

10.	Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions that are or may be deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

11.	Employee hereby irrevocably transfers and assigns to the Company (on a royalty-free, perpetual and worldwide basis) all patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention. For the removal of any doubt, it is hereby clarified that the provisions concerning assignment of Inventions contained in Section 8 and this Section 11 will apply also to any "Service Inventions" as defined in the Israeli Patent Law, 1967 (the "Patent Law"). However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights. The Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and the employee hereby expressly and irrevocably confirms that the provisions contained in Section 134 of the Patent Law shall not apply and he waives any right to claim royalties or other consideration with respect to any Invention.

12.	Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, trademarks, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, trademarks, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

13.	In consideration of Employee's terms of employment hereunder, which include special compensation for his undertakings under this Section 13 and the following Section 14, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement or Employee’s association with the Company, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is primarily engaged in any activities competing with the activities of the Company. Employee hereby acknowledges and agrees that the Salary and social benefits to which the Employee is or shall be entitled to, if any, as set forth in the Agreement, is set to a level which reflects adequate compensation sufficient to reimburse prejudice, if any, including but not limited to any of Employee's legitimate rights and interests. Employee further warrants and represents that the Special Non-Competition Monthly Compensation (as defined in the Agreement) constitutes a real, appropriate and full consideration to any prejudice Employee may suffer due to his non-competition undertakings and obligations set forth in this Exhibit, including but not limited to restriction of his freedom of employment.

14.	Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of the Agreement or Employee’s association with the Company for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder; (i) solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant during the six months preceding termination of Employee's employment with the Company or (ii) solicit for business, on behalf of any entity primarily engaged in any activities competing with the activities of the Company, any customer or client of the Company that was a customer or client during the six months preceding termination of Employee's employment with the Company.

Reasonableness of Protective Covenants

15.	Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

16.	Employee hereby consents to the Company’s notification of any third party, including any prospective or new employer of, Employee’s rights and/or obligations under this Agreement.

Remedies for Breach

17.	Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

18.	Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Exhibit.

19.	It is expressly acknowledged and agreed that the Parent is intended to be and shall be a third party beneficiary of this Exhibit and shall have the right to enforce this Exhibit against the Employee.

IN WITNESS WHEREOF the Employee has signed this Agreement as of the date first hereinabove set forth.

/s/ Gadi Levin

Gadi Levin

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAYUNDER THE SEVERANCE PAY